EXHIBIT 99.30  SERVICING AGREEMENT RAG

ANNEX A

COLLECTION POLICY

ANNEX B

PROCEDURES FOR SETTLEMENTS INVOLVING A STREAM OF PAYMENTS

ANNEX C

AFSI REPORTS

    A. Daily Reports (to be provided by 3:00 P.M. (New York time) the next Business Day)

        1. Daily cash collection report by branch and by source (e.g. A/R cash, repossession cash, refund cash, fee cash, N.S.F. checks, etc.).

        2.  Total amount deposited in Collection Agreement each day.

    B. Monthly Reports ( to be provide within 10 days of the end of the calendar month)

        1. Receivable Report showing the balance of each account and the status of each account (e.g. in litigation, repossession, settled, closed, etc.), with a separate listing for accounts closed or settled during the month.

        2. Reconciliation of accounts receivable showing (I) all additions and subtractions by category to the balance of each Receivable during the month (e.g. additions or subtractions by way of collections, fees, late charges, write downs, charge-offs, returned checks, etc.), and (ii) by such categories, the aggregate additions and subtractions for all Receivables, with separate listings for additions and subtractions during the month.

        3. Bankruptcy Report listing each account in bankruptcy and the aggregate balance of all accounts in bankruptcy, including a separate listing showing each account which has entered or exited bankruptcy during the current month and the aggregate balance of all such accounts.

        4.  Repossession   Report,  in  detail  acceptable  to  RAG,   detailing
            separately (I) each account in repossession and the aggregate balance of all accounts in repossession, (ii) all vehicles sold at auction during the current month, the loan balance for each such account and the aggregate balance for all such accounts, the value of each vehicle and the aggregate value of all vehicles at the time of repossession, and the individual and aggregate gross and net amounts received from auction, and (iii) all fees by category for repossessing vehicles both by account and in the aggregate (for the current month and during the term of the Servicing Agreement).

        5. Settlement Report, detailing all settled accounts (with a separate listing for accounts settled during the month), including a brief description of the settlement (including the amount owed, the amount settled for and the terms of the settlement).

        6. Judgment Report, detailing all amounts for which AFSI has received a judgment (with a separate listing for accounts for which AFSI received a judgment during the month), including the status of the judgment (e.g. whether or not appealed, and if appealed, the status of the appeal), a brief description of any collection efforts on the judgment, a brief description of the judgment (including the amount owed on the account immediately prior to the judgment and the amount of the judgment) and the amount paid on the judgment.

        7. Reimbursable Expense Report, detailing the Reimbursable Expenses for the Collection Period just ended. Such report shall include, at a minimum, a detailed description of each Reimbursable Expense (including the amount, the purpose and the date of such expense and the Person to whom such expense was paid) and such other information in such detail as RAG requests.

        8.  Collection  Fee  Report,  detailing  the  Collection  Fees  for  the
            Collection Period just ended. Such report shall include, at a minimum, a detailed description of the Collection Fees earned during the month (including, for each Receivable, the fees and expenses relating to legal work for such Receivable), a detailed description of each agreement entered into during the month that could give rise to a Collection Fee and such other information in such detail as RAG requests.



ANNEX D

                                AFSI CERTIFICATE

         The undersigned,  ____________________, the _______________ of AUTOFUND
SERVICING, INC., a Texas corporation ("AFSI"), does hereby certify on behalf of AFSI pursuant to that certain Servicing Agreement dated_________________, 1999, between AFSI and RELIANCE ACCEPTANCE GROUP, INC., a Delaware corporation ("RAG"), ("Servicing Agreement") that (I) all reports and data, regardless of the form or medium in which delivered to RAG, prior to or contemporaneously with this Certificate, are accurate and complete; (ii) the representations and warranties of AFSI contained in the Servicing Agreement and made as of the execution thereof are true and correct on and as of the date of this Certificate, (iii) AFSI seeks reimbursement hereunder and AFSI has incurred such expenses prior to the date hereof, and (iv) AFSI is not in default of the Servicing Agreement as of the date of this Certificate.

Date: _____________________                    AUTOFUND SERVICING, INC.,
                                               A Texas corporation


                                               By: _________________________
                                               Name:  ______________________
                                               Title: ______________________




ANNEX E

                          DISPUTE RESOLUTION PROCEDURES

         A. Arbitration. The parties will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Servicing Agreement promptly by negotiation between or among the parties. If such negotiation is unsuccessful, all such controversies and disputes shall be settled by binding arbitration in accordance with the procedures set forth herein.

         B. Location. Any controversy or claim arising out of or relating to this Servicing Agreement shall be resolved by binding arbitration in the City of San Antonio, Texas, administered by the American Arbitration Association (the "AAA") under the AAA's then prevailing applicable Commercial Arbitration Rules (the "Rules") subject to the limitations set forth in this Annex.

         C. Notice. Notice of a demand for binding arbitration shall be given in writing to the other party. Either in the demand for arbitration or the response either party may indicate if the issue to be arbitrated relates to an accounting matter.

         D. Arbitration Selection. The arbitration shall be before one neutral arbitrator to be selected in accordance with the Rules and shall proceed under the Expedited Procedures of those Rules, irrespective of the amount in dispute. Unless the parties agree upon an arbitrator, the arbitrator shall be chosen from a panel of five proposed arbitrators drawn by the AAA from the AAA Blue Ribbon Panel. Each party shall have the right to exercise unlimited challenges for cause and two peremptory strikes within 10 days of its receipt of the list of proposed arbitrators. If one panel member remains after strikes are made, such person shall serve as the arbitrator. If more than one panel member remains after strikes are made, the AAA shall choose the arbitrator from the remaining panel members. If all of the panel members are struck by the parties pursuant to permitted strikes, the AAA shall draw successive new panels of five proposed arbitrators and apply the foregoing procedures with respect to such panel(s) until the arbitrator is selected. If the AAA Texas Blue Ribbon Panel is exhausted, panel members thereafter shall be drawn from the AAA Texas Large Complex Case Panel and then, if exhausted, from the AAA Texas Commercial Arbitration Panel.

         No person who has a bias, or financial or personal interest in the result of the arbitration or any past or present relationship with the parties or their representatives shall serve as arbitrator. If the matter to be arbitrated relates to an accounting issue, the arbitrator shall be selected from a panel of persons all of whom shall be certified public accountants and partners at one of the Big Six accounting firms.

         E. Remedy. The arbitrator shall have the authority to award any remedy or relief that a court of the State of Texas could order or grant, including, without limitation, specific performance of any obligation created under this Servicing Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.

         F. Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the current Federal Rules of Civil Procedure, subject to the following limitations:

         (1) Each party may serve a request for production of tangible and documentary evidence. Responses to a request for production shall be due within fifteen (15) days after receipt.

         (2) Each party may serve no more than one set of interrogatories limited to thirty (30) questions, including sub-parts. Interrogatories shall be answered within fifteen (15) days after receipt.

         (3) Each party may depose no more than three (3) witnesses (each party is limited to no more than a total of fifteen (15) hours of deposition time in the aggregate).

         (4) All discovery must be completed within sixty (60) days after the selection of the arbitrator.

                  The arbitrator shall have the right to decide all discovery disputes. The arbitrator is empowered to issue subpoenas, to compel pre-hearing document or deposition discovery and otherwise enforce the discovery rights and obligations of the parties.

         G. Notices. The parties shall accept all notices from the AAA by telephone. Notices by the AAA shall subsequently be confirmed in writing to the parties.

         H. Pre-Hearing Conference. Within ten (10) days after the appointment of an arbitrator, the arbitrator shall hold a pre-hearing conference to discuss discovery matters, to schedule the hearing to decide procedural matters and to address all other questions that may be presented.

         I. Additional Conference. Within ten (10) days after the completion of discovery, the arbitrator shall hold an additional conference to set dates for an exchange of witness and exhibit lists and arbitration briefs, set a date for the commencement of the hearing, determine the number of days to be devoted to the hearing and address all other questions that may be presented.

         J. Hearing Procedures. The arbitrator shall set the date, time and place of the hearing. The hearing shall commence within twenty (20) days after the additional conference unless otherwise agreed to by the parties. The hearing shall continue day-to-day (Saturdays, Sundays, and holidays excepted) for such period of time (not to exceed five (5) days) as is set by the arbitrator, with each party being allocated equal time for presentation and rebuttal unless otherwise agreed by the parties.

         K. Written Opinion. The arbitration award shall be in writing and shall specify the factual and legal bases for the award and shall be rendered within thirty (30) days of the end of the hearing.

         L. Fees and Expenses. The arbitrator shall award to the prevailing party, as determined by the arbitrator, all of its cost and fees. " Cost and Fees" means all reasonable pre-award expenses of the arbitration, including the arbitrator's fees, administrative fees, travel expenses, out-of- pocket expenses such as copying and telephone, court costs, witness fees (including expert witness fees) and attorneys' fees.